Exhibit 99.1

Safety Shot Partners with Capital Drugs To Launch World’s First Beverage To Reduce Blood Alcohol Content in 300 Pharmacies Across the Country

The First of its Kind Vitamin-Packed, Wellness Beverage Brand Continues to Amplify its In-Store Availability Nationwide

JUPITER, FL, June 6, 2024 — Safety Shot, Inc. (Nasdaq: SHOT) (the “Company), announced today its partnership with Capital Drugs as the brand expands its nationwide availability. Making strides in connecting the brand to its overarching wellness purpose, Safety Shot will be available in all 300 of the drugstore chain’s pharmacies across the United States.

Entering a key market for Safety Shot consumers, Capital Drugs is known for providing a wide range of pharmaceutical services and products tailored to specific health and wellness needs. Capital Drugs offers traditional pharmacy and clinical services in tandem with alternative medicine options such as supplements, vitamins, and homeopathic products.

“Entering Capital Drugs pharmacies is an integral next step in furthering Safety Shots key messaging and purpose of operating as a functional wellness beverage” said Josh Wagner, Chief Revenue Officer at Safety Shot. “Expanding on-shelf availability and having the product available for purchase in key locations like Capital Drug pharmacies is the brand’s core mission, introducing the first-of-its-kind beverage to a like-minded consumer audience.”

This latest affiliation aligns with the brand’s comprehensive nationwide availability rollout and partnership expansion plan. This announcement comes on the heels of its Northeast expansion across New York and New Jersey through boutique broker Prime CBS and additional partnerships with GoPuff, BevMo and more.

About Safety Shot, Inc

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Media and Investor Contact:

Autumn Communications

Melissa Kanter

Phone: 201-213-3239

Email: shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com